Exhibit 99.2

Business

General

We are a leading human services company that provides support services, training and educational programs to individuals with special needs. We deliver services to individuals with mental retardation or other developmental disabilities (MR/DD), youth with special needs and adults with barriers to employment. We believe that the quality of our service and care, our focus on training and compliance and our close and long standing relationships with federal, state and local agencies have helped us become one of the largest human services companies in the United States. As of June 30, 2005, we provided services to approximately 41,000 individuals with special needs in 34 states, Washington, D.C., Puerto Rico and certain international locations. We provide services to approximately 26,500 individuals with disabilities in community group homes, personal residences and larger facilities, to approximately 7,000 disadvantaged youths in federally funded Job Corps centers and to approximately 7,500 welfare recipients and individuals who have been laid off or have barriers to employment.

Our services are segmented by the populations they serve. Our Disabilities Services division serves adults and youths with MR/DD as well as the elderly. Our Job Corps Training Services division assists disadvantaged youths with educational and vocational skills training and employment counseling, while our Employment Training Services division assists disadvantaged job seekers with job training and employment placement programs. For the twelve months ended June 30, 2005, we derived approximately 78% of our revenues from Medicaid, 14% of our revenues from the DOL and 8% of revenues from other payors and had total revenues of $1.04 billion and EBITDA of $69.8 million.

Description of services by segment

Disabilities Services

We are the nation’s largest provider of services for individuals with mental retardation or other developmental disabilities, and we also provide periodic in-home care services to the elderly. Our programs, administered in both residential and non-residential settings, are based predominantly on individual support plans designed to encourage greater independence and the development or maintenance of daily living skills. These goals are achieved through tailored application of our different services including social, functional and vocational skills training, supported employment and emotional and psychological counseling. Individuals are supported by an interdisciplinary team consisting of our employees and professional contractors, such as qualified mental retardation professionals, or QMRPs, support/service coordinators, physicians, psychologists, therapists, social workers and other direct support professionals.

For our MR/DD clients, we offer an alternative to large, state-run institutional settings by providing high quality, individually focused programs on a more cost efficient basis than traditional state-run programs. For our elderly clients, we provide support services and training to enable the individuals to continue to live safely in their home and remain active in their community.

Our disabilities services are provided in a variety of different environments including:

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Periodic In-Home Services—These programs offer periodic and customized support to assist and provide respite to primary caregivers. Our services enable select MR/DD individuals to return home and receive care away from large, state-run institutions. This is often an alternative that states offer to assist the caregivers of individuals with MR/DD who are on a waiting list for long-term care placement. Our services also enable elderly individuals who need assistance to be served in the comfort of their own homes. For both MR/DD individuals and the elderly, service is provided on an hourly basis and is coordinated in response to the individual’s identified needs and may include personal care, habilitation, respite care, attendant care and housekeeping.

•	Group Homes. Our group homes are family-style houses in the community where four to eight individuals live together usually with full time staffing for supervision and support. Residents are encouraged to take responsibility for their home, health and hygiene and are encouraged to actively take part in work and community functions.

•	Supported Living. Our supported living programs provide services tailored to the specific needs of one, two or three individuals living in a home or an apartment in the community. Individuals may need only a few hours of staff supervision or support each week or they may require services 24 hours a day.

•	Residential Facilities. Seventeen of our approximately 3,200 service sites are larger residential facilities, which provide around-the-clock support to ten or more individuals. In these facilities, we strive to create a home-like atmosphere that emphasizes individuality and choice.

•	Vocational Skills Training and Day Programs. These programs offer individuals with developmental disabilities the opportunity to become active in their communities and/or attain meaningful employment. Vocational skills training programs contract with local industries to provide short or long-term work. Day programs provide interactive and educational activities and projects for individuals to assist them in reaching their full potential.

Revenues for our Disabilities Services operations are derived primarily from 28 different state Medicaid programs and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid program. For the twelve months ended June 30, 2005, our Disabilities Services segment generated revenues of $838.5 million, representing approximately 81% of our total revenues.

We believe that the breadth and quality of our services and support and training programs makes us attractive to state and local governmental agencies and not-for-profit providers who may wish to contract with us. Our programs are designed to offer specialized support to these individuals not generally available in larger state institutions and traditional long-term care facilities.

•	Social Skills Training. Social skills training focuses on problem solving, anger management and adaptive skills to enable individuals with disabilities to interact with others in the residential setting and in their community. We emphasize contact with the community at-large as appropriate for each individual. The desired outcome is to enable each individual to participate in home, family and community life as fully as possible.

Many individuals with developmental and other disabilities require behavioral intervention services. We provide these services through psychiatrists, psychologists and behavioral specialists, most of whom serve as consultants on a contract basis. All operations utilize a non-aversive approach to behavior management which is designed to avoid consequences involving punishment or extreme restrictions on individual rights. Whenever possible, the interdisciplinary team and direct support staff employ behavior management techniques rather than psychotropic medications to modify behavior, the goal being to minimize the use of medications whenever possible. When indicated, medications are administered in strict compliance with all applicable regulations.

•	Functional Skills Training. Functional skills training encourages mastery of personal skills and the achievement of greater independence. As needed, individual habilitation or support plans may focus on basic skills training or maintenance in such areas as personal hygiene and dressing, as well as more complex activities such as shopping and use of public transportation. Individuals are encouraged to participate in daily activities such as housekeeping and meal preparation as appropriate.

•	Vocational Skills Training and Day Programs. We provide extensive vocational training or specialized day programs for many of the individuals we support. Some individuals are able to be placed in community-based jobs, either independently or with job coaches, or may participate as a member of a work team contracted for a specific service such as cleaning, sorting or maintenance. Clients not working in the community may be served through vocational workshops or day programs appropriate for their needs. We operate such programs and also contract for these services with outside providers. Our philosophy is to enable all individuals served to perform productive work in the community or otherwise develop vocational skills based on their individual abilities. Individuals participating in specialized day programs may have physical or health restrictions which prevent them from being employed or participating in vocational programs. Specialized day programs may include further training in daily living skills, community integration or specialized recreation activities.

•	Counseling and Therapy Programs. Our counseling and therapy programs address the physical, emotional and behavioral challenges of individuals with MR/DD and the elderly. Goals of the programs include the development or maintenance of physical agility and ambulation, acquisition and/or maintenance of adaptive skills for both personal care and work, as well as the development of coping skills and the use of alternative, responsible, and socially acceptable interpersonal behaviors. Individualized counseling programs may include group and individual therapies. Occupational and physical therapies and therapeutic recreation are provided based on the assessed needs of each individual.

At each of our operations, we provide comprehensive individualized support and training programs that encourage greater independence and the development of personal and vocational skills commensurate with the particular individual’s capabilities. As they progress, new programs are created to encourage greater independence, self-respect and the development of additional personal, social and/or vocational skills.

Revenues for our Disabilities Services operations are derived primarily from services provided under Medicaid, administered by the states and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid program. Our services include social, functional and vocational skills training, supported employment and emotional and psychological counseling for individuals with mental retardation or other developmental disabilities. We also provide respite, therapeutic and other services on an as-needed basis or hourly basis through our periodic in-

home services programs that are reimbursed on a unit-of-service basis. Reimbursement methods vary by state and service type, and may be based on a variety of methods including flat-rate, cost- based reimbursement, per person per diem, or unit-of-service basis. Generally, rates are adjusted annually based upon historical costs experienced by us and by other service providers, or economic conditions and their impact on state budgets. At facilities and programs where we are the provider of record, we are directly reimbursed under state Medicaid programs for services we provide and such revenues are affected by occupancy levels. At most facilities and programs that we operate pursuant to management contracts, the management fee is negotiated with the provider of record. See notes to consolidated financial statements for a further discussion of our revenue recognition policies with respect to Medicaid contracts.

Job Corps Training Services

Since 1976, we have been operating programs for disadvantaged youths through the federal Job Corps program administered by the DOL, which provides for the educational and vocational skills training, health care, employment counseling and other support necessary to enable disadvantaged youths to become responsible working adults. The Job Corps program is designed to address the severe unemployment faced by disadvantaged youths throughout the United States and Puerto Rico. The typical Job Corps student is a 16-24 year old high school dropout who reads at the seventh-grade level, comes from a disadvantaged background, has not held a regular job, and was living in an environment characterized by troubled home life or other disruptive conditions.

We operate 17 Job Corps centers in nine states and Puerto Rico with contract capacity for approximately 7,000 students. We also provide, under separate contracts with the Department of Interior or the primary operator, certain administrative, counseling, educational, vocational and other support services for five Job Corps centers not operated by us. Our centers currently operate at approximately 92% capacity due to high demand, however, only approximately 1% of the eligible population in the United States is served by some type of Job Corps program due to funding constraints. Each center offers training in several vocational areas depending upon the particular needs and job market opportunities in the region. Students are also required to participate in basic education classes to improve their academic skills and complement their vocational training and high school equivalency classes are available to obtain GED certificates. We provide these services in campus-style settings utilizing housing and classroom facilities owned and managed by the DOL. Upon completion of the program, each student is referred to the nearest job placement agency for assistance in finding a job or enrolling in a school or training program. Approximately 80% of the students completing our programs have obtained jobs or continue their education elsewhere. Revenues for our Job Corps operations are derived primarily from reimbursements by the DOL. For the twelve months ended June 30, 2005, our Job Corps Training Services segment generated revenues of $149.4 million, representing approximately 14% of our total revenues.

Under Job Corps contracts, we are reimbursed for direct facility and program costs related to Job Corps center operations, allowable indirect costs for general and administrative costs, plus a predetermined management fee. The management fee can take the form of a fixed contractual amount or be computed based on certain performance criteria. All such amounts are reflected as revenue, and all such direct costs are reflected as facility and program costs. Final determination of amounts due under Job Corps contracts is subject to audit and review by the DOL, and renewals and extension of Job Corps contracts are based in part on performance reviews.

Employment Training Services

We operate job training and placement programs that assist welfare recipients and disadvantaged job seekers in finding employment and improving their career prospects. We currently operate 54 career centers in ten states serving over 7,500 individuals at any one time, or approximately 300,000 annually. These centers are part of a nationwide system of government-funded offices that provide assistance, job preparation and placement to any youth or adult. The services include providing information on the local labor market, vocational assessments, career counseling, workshops to prepare people for success in the job market, referrals to occupational skills training for high-demand occupations, job search assistance, job placement, and help with job retention and career advancement. Many of our centers are designed as “one-stop” career centers, which serve both job seekers and employers. Several types of assistance are offered by different organizations in a single facility. In addition to job seekers, “one-stop” centers serve the business community by providing job matching, screening, referral, and other specialized services for employers. Our Employment Training Services programs are funded through performance-based and fixed-fee contracts from local and state governments. For the twelve months ended June 30, 2005, our Employment Training Services segment generated revenues of $46.7 million, representing approximately 4% of our total revenues.

Other

For the twelve months ended June 30, 2005, our charter school operations generated revenues of approximately $6.0 million and our international job training and placement operations generated revenues of approximately $0.6 million, together representing less than 1% of our total revenues.

Operations

Disabilities Services

Disabilities Services operations are organized under geographic regions. In general, each cluster of group homes, supported living program or larger facility is overseen by an executive director. In addition, a program manager supervises a comprehensive team of professionals and community-based consultants who participate in the design and implementation of individualized programs for each individual served. QMRPs work with direct service staff and professionals involved in the programs to ensure that quality standards are met and that progress towards each individual’s goals and objectives are monitored and outcomes are achieved. Individual support plans are reviewed and modified by the team as needed. The operations utilize community advisory boards and consumer satisfaction surveys to solicit input from professionals, family members and advocates, as well as from the neighboring community, on how to continue to improve service delivery and increase involvement with the neighborhood or community.

Our direct service staff has the most frequent contact with, and generally are recruited from, the community in which the facility or program is located. These staff members are screened to meet certain qualification requirements and receive orientation, training and continuing education.

The provision of disabilities services is subject to complex and substantial state and federal regulations, and we strive to ensure that our internal controls and reporting systems comply with

Medicaid and other program requirements, policies and guidelines. We design and implement programs, often in coordination with appropriate state agencies, in order to assist the state in meeting its objectives and to facilitate the efficient delivery of quality services. Under the direction of our Compliance department, management and staff keep current with new laws, regulations and policy directives affecting the quality and reimbursement of the services provided.

We have developed a model of ongoing program evaluation and quality management which we believe provides critical feedback to measure the quality of our various operations. Each operation conducts its own quality assurance program using the ResCare Best in Class (BIC) performance benchmarking system. BIC performance results are reviewed by management on an on-going basis. Management and operational goals and objectives are established for each facility and program as part of an annual budget and strategic planning process. A weekly statistical reporting system and quarterly statement of progress provide management with relevant and timely information on the operations of each facility. Survey results from governmental agencies for each operation are recorded in a database and summary reports are reviewed by senior management. We believe the BIC system is a vital management tool to evaluate the quality of our programs and has been useful as a marketing tool to promote our programs, since it provides more meaningful information than is usually provided by routine monitoring by governmental agencies. All Disabilities Services senior staff participate in a performance-based management system which evaluates individual performance based on critical job function outcomes. Additionally, we demonstrate our commitment to the professional development of our employees by offering classes and training programs, as well as tuition reimbursement benefits.

Job Corps Training Services

We operate our Job Corps centers under contracts with the DOL, which provides the facility. We are directly responsible for the management, staffing and administration of our Job Corps centers. Our typical Job Corps operation consists of a three-tiered management staff structure. The center director has the overall responsibility for day-to-day management at each facility and is assisted by several senior staff managers who typically are responsible for academics, vocational training, social skills, safety and security, health services and behavior management. Managers are assisted by front line supervisors who have specific responsibilities for such areas as counseling, food services, maintenance, finance, residential life, recreation, property, purchasing, human resources and transportation.

An outcome performance measurement report for each center, issued by the DOL monthly, measures two primary categories of performance: (i) education results, as measured by GED/HSD achievement and/or vocational completion and attainment of employability skills; and (ii) placement of graduates. The results from these categories are then combined into an overall performance rating. The DOL ranks centers on a 100-point scale. We review performance standards reports and act upon them as appropriate to address areas where improvement is needed.

Employment Training Services

We operate our programs under contracts with local and state funding sources, such as “Workforce Investment Boards,” who receive federal funds passed down to states and localities—cities, counties, or consortia thereof. The physical facilities that house these programs are leased by us, either from private landlords or from local funding sources under resource sharing agreements. The management structure is two-tiered, with on-site staff in the field receiving technical assistance and support from an office, in the areas of operations and financial management. Field level Program Directors are responsible for day-to-day operation of their program, supervising staff that provide varying combinations of assessment, counseling, case management, instruction, job development and placement, and job retention/career advancement services. Each field director reports to a Regional Project Director in the support office, who is responsible for overall management of each contract. Regional Project Directors report to Senior Directors or Vice Presidents, who in turn report to the President of the segment.

Basic performance measures are prescribed by the federal government, and supplemented at the discretion of States and local funding sources, through local option. Effective July 1, 2005, the U.S. Office of Management and Budget has implemented a standard set of “Common Measures” that are applied to all human and social services programs operated by six federal agencies—including the Departments of Labor and Health & Human Services, from which the bulk of our funding originates. These common measures include, for adults: entered employment, earnings change after six months, employment retention after six and nine months, and cost effectiveness—measured by cost per participant. The common measures for youth are: literacy and numeracy gains; attainment of degree or certificate; placement in employment, education, training, or the military; and cost per participant. Methods of performance evaluation and analysis by funding sources vary by state and locality. We review performance of all programs internally, on a weekly, monthly, quarterly, and annual basis.

Facilities and programs

As of June 30, 2005, we owned approximately 80 properties and operated facilities and programs at approximately 1,900 leased properties. Other facilities and programs are operated under management contracts. We believe that our properties are adequate and suitable for our business as presently conducted.

Contracts

State Contracts.    We participate under contracts that are regulated by federal and state agencies as a provider of services under Medicaid. Although the contracts generally have a stated term of one year and generally may be terminated without cause on 60-day’s notice, the contracts are typically renewed annually if we have complied with licensing, certification, program standards and other regulatory requirements. Serious deficiencies can result in delicensure or decertification actions by these agencies. As provider of record, we contractually obligate ourselves to adhere to the applicable federal and state regulations regarding the provision of services, the maintenance of records and submission of claims for reimbursement under Medicaid. Pursuant to provider agreements, we agree to accept the payment received from the government entity as payment in full for the services administered to the individuals and to provide the government entity with information regarding the owners and managers of ResCare, as well as to comply with requests and audits of information pertaining to the services rendered. Provider agreements can be terminated at any time for non-compliance with the federal, state or local regulations. Reimbursement methods vary by state and service type and can be based on flat-rate, cost-based reimbursement, per person per diem, or unit-of-service basis. See “Management’s discussion and analysis of financial condition and results of operations” in Exhibit 99.1 to this report and the notes to consolidated financial statements in Exhibit 99.3 to this report.

Management Contracts.    Private operators, generally not-for-profit providers who contract with state agencies, typically require us to manage the day-to-day operations of facilities or programs under management contracts. Most of these contracts are long-term (generally two to five years in duration, with several contracts having 30-year terms) and are subject to renewal or re-negotiation provided that we meet program standards and regulatory requirements. Most management contracts cover groups of two to 16 facilities except in West Virginia, in which contracts cover individual homes. Depending upon the state’s reimbursement policies and practices, management contract fees are computed on the basis of a fixed fee per individual, which may include some form of incentive payment, a percentage of operating expenses (cost-plus contracts), a percentage of revenue or an overall fixed fee paid regardless of occupancy. Our management contracts provide for working capital advances to the provider of record, subject to the contractual arrangement. Historically, our Medicaid provider contracts and management contracts have been renewed or satisfactorily renegotiated.

Job Corps Contracts.    Contracts for Job Corps centers are awarded pursuant to a rigorous bid process. After successfully bidding, we operate the Job Corps centers under comprehensive contracts negotiated with the DOL. Under Job Corps contracts, we are reimbursed for all facility and program costs related to Job Corps center operations, allowable indirect costs for general and administrative costs, plus a predetermined management fee, normally a fixed percentage of facility and program costs. For certain of our current contracts and any contract renewals, the management fee is a combination of fixed and performance-based.

The contracts cover a five-year period, consisting of an initial two-year term with three one-year renewal terms exercisable at the option of the DOL. The contracts specify that the decision to exercise an option is based on an assessment of: (i) the performance of the center as compared to its budget; (ii) compliance with federal, state and local regulations; (iii) qualitative assessments of center life, education, outreach efforts and placement record; and (iv) the overall rating received by the center. Shortly before the expiration of the five-year contract period (or earlier if the DOL elects not to exercise a renewal term), the contract is re-bid, regardless of the operator’s performance. The current operator may participate in the re-bidding process. In situations where the DOL elects not to exercise a renewal term, however, it is unlikely that the current operator will be successful in the re-bidding process. It is our experience that there is usually an inverse correlation between the performance ratings of the current operator and the number of competitors who will participate in the re-bidding process, with relatively fewer competitors expected where such performance ratings are high.

We operate 17 Job Corps centers under 13 separate contracts with the DOL. Of the five-year periods covered by our Job Corps contracts, four expire in 2005, one in 2006, one in 2007, two in 2008, and five in 2009. We intend to selectively pursue additional centers through the Request for Proposals (RFP) process.

We also provide, under separate contracts with the Department of Interior or the primary operator, certain administrative, counseling, educational, vocational and other support services for several Job Corps centers not operated by us.

Job Training and Placement Contracts and International Contracts.    Contracts for the job training and placement centers and the international operations are awarded pursuant to a bid process. We are reimbursed for all facility and program costs related to the center or facility operations, allowable indirect costs plus a management fee. The contracts vary in duration, currently from six months to 36 months.

Marketing and development

Our marketing activities focus on initiating and maintaining contacts and working relationships with state and local governments and governmental agencies responsible for the provision of the types of services offered by us, and identifying other providers who may consider a management contract arrangement or other transaction with us.

In our pursuit of government contracts, we contact governments and governmental agencies in geographical areas in which we operate and in others in which we have identified expansion potential. Contacts are made and maintained by both regional operations personnel and corporate development personnel, augmented as appropriate by other senior management. We target new areas based largely on our assessment of the need for our services, the system of reimbursement, the receptivity to out-of-state and proprietary operators, expected changes in the service delivery system (i.e., privatization or downsizing), the labor climate and existing competition.

We also seek to identify service needs or possible changes in the service delivery or reimbursement system of governmental entities that may be driven by changes in administrative philosophy, budgetary considerations, pressure or legal actions brought by advocacy groups. As needs or possible changes are identified, we attempt to work with and provide input to the responsible government personnel and to work with provider associations and consumer advocacy groups to this end. If an RFP results from this process, we then determine whether and on what terms we will respond and participate in the competitive process.

With regard to identifying other providers who may be management contract or other transaction candidates, we attempt to establish relationships with providers through presentations at national and local conferences, membership in national and local provider associations, direct contact by mail, telephone or personal visits.

In some cases, we may be contacted directly and requested to submit proposals or become a provider in order to provide services to address specific problems. These problems may include an emergency takeover of a troubled operation or the need to develop a large number of community placements within a certain time period. Before taking over these operations, which may be financially and/or operationally troubled, the operations generally must meet specific criteria. These criteria include the ability to “tuck-in” the operations into our existing group home clusters, thereby substantially eliminating general and administrative expenses of the absorbed operations.

Referral sources

We receive substantially all of our MR/DD clients from third party referrals. Generally, family members of individuals with MR/DD are made aware of available residential or alternative living arrangements through a state or local case management system. Case management systems are operated by governmental or private agencies. Other service referrals come from doctors, hospitals, private and workers’ compensation insurers and attorneys. In either case, where it is determined that some form of service is appropriate, a referral of one or more providers of such services is then made to family members or other interested parties.

We generally receive referrals or placements of individuals to our youth and training programs, other than Job Corps, through state or local agencies or entities responsible for such services. Individuals are recruited to our Job Corps programs largely through private contractors. We also have contracts directly with the DOL to recruit students to our own centers. Our reputation and prior experience with agency staff, case workers and others in positions to make referrals to us are important for building and maintaining census in our operations.

Customers

We are substantially dependent on revenues received under contracts with federal, state and local government agencies. For the twelve months ended June 30, 2005, we derived 10% of our revenues under contracts for disabilities services in Texas and 14% of our revenues under contracts under the federal Job Corps program. Generally, these contracts are subject to termination at the discretion of governmental agencies and in certain other circumstances such as failure to comply with applicable regulations or quality of service issues.

Seasonality

We operate certain alternative and private schools which are subject to seasonality as a result of school being out of session in parts of the second and third quarters. However, this seasonality does not have a significant impact on our consolidated results of operations.

Foreign operations

We operate certain programs in Canada, through contracts with Canadian governmental agencies to provide services. The operating results of these programs are not significant to our consolidated results of operations.

We created an international operations unit in late 2004. For the twelve months ended June 30, 2005, our international job training and placement operations, located in Iraq and Jordan, generated revenues of approximately $0.6 million, representing approximately 0.1% of our total revenues. Our international operations unit had minimal financial impact in 2004. We have received notification that our subcontract operating certain employment training centers in Iraq will terminate effective September 30, 2005. For the twelve months ended June 30, 2005, the Iraq contract generated revenues of approximately $0.5 million. The termination of this contract is not expected to have a material impact on our financial condition, results of operations or cash flows.

Competition

Our Disabilities Services, Job Corps Training Services and Employment Training Services segments are subject to a number of competitive factors, including range and quality of services provided, cost-effectiveness, reporting and regulatory expertise, reputation in the community, and the location and appearance of facilities and programs. These markets are highly fragmented, with no single company or entity holding a dominant market share. We compete with other for-profit companies, not-for-profit entities and governmental agencies.

With regard to Disabilities Services, individual states remain a provider of MR/DD services, primarily through the operation of large institutions. Not-for-profit organizations are also active in all states and range from small agencies serving a limited area with specific programs to multi-state organizations. Many of these organizations are affiliated with advocacy and sponsoring groups such as community mental health and mental retardation centers and religious organizations.

Currently, only a limited number of companies actively seek Job Corps contracts because the bidding process is highly specialized and technical and requires a significant investment of personnel and other resources over a period of several months. Approximately one-half of the privately operated centers are operated by the three largest operators. Competition for Job Corps contracts has increased as the DOL has made efforts to encourage new participants in the program, particularly small businesses, including minority-owned businesses.

The job training and placement business is also one that other entities may enter without substantial capital investment. The industry is currently served by a small number of large for-profit service providers and several thousand, largely non-profit providers.

Certain proprietary competitors operate in multiple jurisdictions and may be well capitalized. We also compete in some markets with smaller local companies that may have a better understanding of the local conditions and may be better able to gain political and public acceptance. Such competition may adversely affect our ability to obtain new contracts and complete transactions on favorable terms. We face significant competition from all of these providers in the states in which we now operate and expect to face similar competition in any state that we may enter in the future.

Professional staff retention and development is a critical factor in the successful operation of our business. The competition for talented professional personnel, such as therapists and QMRPs, is intense. We typically utilize a standard professional service agreement for provision of services by certain professional personnel, which is generally terminable on 30 or 60-day notice. The demands of providing the requisite quality of service to individuals with special needs contribute to a high turnover rate of direct service staff, which may lead to increased overtime and the use of outside consultants and other personnel. Consequently, a high priority is placed on recruiting, training and retaining competent and caring personnel.

Government regulation and reimbursement

Our operations are subject to compliance with various federal, state and local statutes and regulations. Compliance with state licensing requirements is a prerequisite for participation in government-sponsored assistance programs, such as Medicaid. The following sets forth in greater detail certain regulatory considerations applicable to us:

Funding Levels.    Federal and state funding for our Disabilities Services business is subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease program reimbursement. Congress has historically attempted to curb the growth of federal funding of such programs, including limitations on payments to programs under the Medicaid program. Although states in general have historically increased rates to compensate for inflationary factors, some have curtailed funding due to state budget deficiencies or other reasons. In such instances, providers acting through their state trade associations may attempt to negotiate or employ legal action in order to reach a compromise settlement. Future revenues may be affected by changes in rate structures, state budgets, methodologies or interpretations that may be proposed or under consideration in states where we operate.

Reimbursement Requirements.    To qualify for reimbursement under Medicaid programs, facilities and programs are subject to various requirements of participation and other requirements imposed by federal and state authorities. In order to maintain a Medicaid or state contract, certain statutory and regulatory requirements must be met. These participation requirements relate to client rights, quality of services, physical facilities and administration. Long-term providers, like our company, are subject to periodic unannounced inspection by state authorities, often under contract with the appropriate federal agency, to ensure compliance with the requirements of participation in the Medicaid or state program.

Licensure.    In addition to Medicaid participation requirements, our facilities and programs are usually subject to annual licensing and other regulatory requirements of state and local authorities. These requirements relate to the condition of the facilities, the quality and adequacy of personnel and the quality of services. State licensing and other regulatory requirements vary by jurisdiction and are subject to change and interpretation.

Regulatory Enforcement.    From time to time, we receive notices from regulatory inspectors that, in their opinion, there are deficiencies for failure to comply with various regulatory requirements. We review such notices and take corrective action as appropriate. In most cases, we and the reviewing agency agree upon the steps to be taken to address the deficiency, and from time to time, we or one or more of our subsidiaries may enter into agreements with regulatory agencies requiring us to take certain corrective action in order to maintain licensure. Serious deficiencies, or failure to comply with any regulatory agreement, may result in the assessment of fines or penalties and/or decertification or delicensure actions by the Center for Medicare and Medicaid Services or state regulatory agencies.

Restrictions on Acquisitions and Additions.    All states in which we currently operate have adopted laws or regulations which generally require that a state agency approve us as a provider, and many require a determination that a need exists prior to the addition of covered individuals or services.

Cross Disqualifications and Delicensure.    In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility or program may subject other facilities and programs under common control or ownership to disqualification from participation in the Medicaid program. Executive Order 12549 prohibits any corporation or facility from participating in federal contracts if it or its principals (including but not limited to officers, directors, owners and key employees) have been debarred, suspended, or declared ineligible, or have been voluntarily excluded from participating in federal contracts. In addition, some state regulators provide that all facilities licensed with a state under common ownership or controls are subject to delicensure if any one or more of such facilities are delicensed.

Regulation of Certain Transactions and Fraud and Abuse Laws.    The Social Security Act, as amended by the Health Insurance Portability and Accountability Act of 1996 (HIPAA), provides for the mandatory exclusion of providers and related individuals from participation in the Medicaid program if the individual or entity has been convicted of a criminal offense related to the delivery of an item or service under the Medicaid program or relating to neglect or abuse of residents. Further, individuals or entities may be, but are not required to be, excluded from the Medicaid program in circumstances including, but not limited to, the following: convictions relating to fraud; obstruction of an investigation of a controlled substance; license revocation or suspension; exclusion or suspension from a state or federal health care program; filing claims for excessive charges or unnecessary services or failure to furnish medically necessary services; or ownership or control by an individual who has been excluded from the Medicaid program, against whom a civil monetary penalty related to the Medicaid program has been assessed, or who has been convicted of a crime described in this paragraph. In addition, we are subject to the federal “anti-kickback law” which makes it a felony to solicit, receive, offer to pay, or pay any kickback, bribe, or rebate in return for referring a resident for any item or service, or in return for purchasing, leasing or ordering any good, service or item, for which payment may be made under the Medicaid program. A violation of the anti-kickback statute is a felony and may result in the imposition of criminal penalties, including imprisonment for up to five years and/or a fine of up to $25,000 as well as the imposition of civil penalties and/or exclusion from the Medicaid program. Some states have also enacted laws similar to the federal anti-kickback laws that restrict business relationships among health care service providers.

Several criminal and civil statues prohibit false claims. Criminal provisions at 42 U.S.C. Section 1320a-7b prohibit knowingly filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Violations are considered felonies punishable by up to five years imprisonment and/or $25,000 fines. Criminal penalties may also be imposed pursuant to The Federal False Claims Act, which can be found at 18 U.S.C. Section 287. In addition, under HIPAA, Congress enacted a criminal health care fraud statute for fraud involving a health care benefit program, which it defined to include both public and private payors. Civil provisions at 31 U.S.C. Section 3729 prohibit the known filing of a false claim or the known use of false statements to obtain payment. Penalties for violations are fines ranging from $5,500 to $11,000, plus treble damages, for each claim filed. Also, the statute allows any individual to bring a suit, known as a qui tam action, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to potentially share in any amounts paid by the entity to the government in fines or settlement. We have sought to comply with these statutes; however, we cannot assure you that these laws will ultimately be interpreted in a manner consistent with our practices or business transactions.

HIPAA also mandates, among other things, that the Department of Health and Human Services adopt standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. The Department of Health and Human Services must adopt standards for the following:

•	electronic transactions and code sets;

•	unique identifiers for providers, employers, health plans and individuals;

•	security and electronic signatures;

•	privacy; and

•	enforcement.

Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the health care industry, we believe the law will initially bring about significant and, in some cases, costly changes. The Department of Health and Human Services has released several rules to date mandating the use of new standards with respect to certain health care transactions and health information. For instance, the Department of Health and Human Services has issued a rule establishing uniform standards for common health care transactions, including;

•	health care claims information;

•	plan eligibility, referral certification and authorization;

•	claims status;

•	plan enrollment and disenrollment;

•	payment and remittance advice;

•	plan premium payments; and

•	coordination of benefits.

The Department of Health and Human Services also has released standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom we disclose information. Sanctions for failing to comply with the HIPAA health information practices provisions include criminal penalties and civil sanctions.

Moreover, on February 20, 2003, the Department of Health and Human Services issued final rules governing the security of health information. These rules specify a series of administrative, technical and physical security procedures for entities such as us to use to ensure the confidentiality of electronic protected health information. The security standards became effective April 21, 2003, with a compliance date of April 21, 2005, for most covered entities.

In January 2004, the Center for Medicare/Medicaid Services published a rule announcing the adoption of the National Provider Identifier as the standard unique health identifier for health care providers to use in filing and processing health care claims and other transactions. The rule is effective May 23, 2005, with a compliance date of May 23, 2007.

Management continues to evaluate the effect of HIPAA on us. At this time, management believes that we are complying with those HIPAA rules that have gone into effect. While management anticipates that we will be able to fully comply with those HIPAA requirements that have not yet become effective, we cannot at this time estimate the cost of compliance with such rules. Although the new health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

Environmental Laws.    Certain federal and state laws govern the handling and disposal of medical, infectious, and hazardous waste. Failure to comply with those laws or the regulations promulgated under them could subject an entity covered by these laws to fines, criminal penalties, and other enforcement actions.

OSHA.    Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us including those protecting employees from exposure to elements such as blood-borne pathogens. We cannot predict the frequency of compliance, monitoring, or enforcement actions to which we may be subject as regulations are implemented and there can be no assurance that such regulations will not adversely affect our operations.

Insurance

We maintain professional and general liability, auto, workers’ compensation and other business insurance coverages. The professional and general liability coverage provides for a $1 million deductible per occurrence for policy year commencing July 1, 2005, and claims limits of $5 million per occurrence up to a $6 million annual aggregate limit. The automobile coverage provides for a

$1 million deductible per occurrence and claims limits of $5 million per occurrence up to a $5 million aggregate limit. In addition, excess liability limits of $15 million have been purchased effective July 1, 2005, to bring the total liability coverage limits to $20 million. The excess liability policy covers the general and professional liability program, as well as the automobile liability program. Our workers’ compensation coverage provides for a $1 million deductible per occurrence, and claims up to statutory limits. The property coverage provides for an aggregate limit of $100 million, with varying deductibles and sublimits depending on the type of loss. We believe insurance coverages and self-insurance reserves are adequate for our current operations. However, we cannot assure that any potential losses on asserted claims will not exceed such insurance coverages and self-insurance reserves.

Employees

As of June 30, 2005, we employed approximately 32,000 employees. As of that date, we were subject to collective bargaining agreements with approximately 1,900 of our employees. We have not experienced any significant work stoppages and believe we have good relations with our employees.

Legal proceedings

From time to time, we, or a provider with whom we have a management agreement, become a party to legal and/or administrative proceedings involving state program administrators and others that, in the event of unfavorable outcomes, may adversely affect revenues and period to period comparisons.

In July 2000, American International Specialty Lines Insurance Company (AISL) filed a Complaint for Declaratory Judgment against us and certain of our subsidiaries in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, AISL sought a declaration of what insurance coverage was available to ResCare in the case styled In re: Estate of Trenia Wright, Deceased, et al. v. Res-Care, Inc., et al., which was filed in Probate Court No. 1 of Harris County, Texas (the Lawsuit). After the filing, we entered into an agreement with AISL whereby any settlement reached in the Lawsuit would not be dispositive of whether the claims in the Lawsuit were covered under the insurance policies issued by AISL. AISL thereafter settled the Lawsuit for $9 million. It is our position that: (i) the Lawsuit initiated coverage under policies of insurance in more than one policy year, thus affording adequate coverage to settle the Lawsuit within coverage and policy limits, (ii) AISL waived any applicable exclusions for punitive damages by its failure to send a timely reservation of rights letter and (iii) the decision by the Texas Supreme Court in King v. Dallas Fire Insurance Company, 85 S.W.3d 185 (Tex. 2002) controls. Prior to the Texas Supreme Court’s decision in the King case, summary judgment was granted in favor of AISL but the scope of the order was unclear. Based on the King decision, the summary judgment was set aside. Thereafter, subsequent motions for summary judgment filed by both AISL and ResCare were denied. The case was tried, without a jury, in late December 2003. On March 31, 2004, the Court entered a judgment in favor of AISL in the amount of $5 million. It is our belief that the Court improperly limited the evidence ResCare could place in the record at trial and the type of claims it could present. Accordingly, an appeal of the Court’s decision has been filed with the Fifth Circuit Court of Appeals and a supersedeas bond has been filed with the Court of $6 million. Oral argument was held on August 31, 2005, but the Court has yet to render its decision. We have not made any provision in our consolidated financial statements for any potential liability that may result from final adjudication of this matter, as we do not believe it is probable that an unfavorable outcome will result from this matter. Based on the advice of counsel, we do not believe it is probable that the ultimate resolution of this matter will result in a material liability to us nor have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

On September 2, 2001, in a case styled Nellie Lake, Individually as an Heir-at-Law of Christina Zellner, deceased; and as Personal Representative of the Estate of Christina Zellner v. Res-Care, Inc., et al., in the U.S. District Court of the District of Kansas at Wichita, a jury awarded noneconomic damages to Ms. Lake in the amount of $100,000, the statutory maximum, as well as $5,000 for economic loss. In addition, the jury awarded the Estate of Christina Zellner $5,000 of noneconomic damages and issued an advisory opinion recommending an award of $2.5 million in punitive damages. The judge, however, was not required to award the amount of punitive damages recommended by the jury and on February 4, 2002, entered a punitive damage judgment in the amount of $1 million. Based on the advice of counsel, we appealed the award of punitive damages, based on numerous appealable errors at trial and have since settled the case, without any contribution from AISL, for approximately $750,000. Prior to settlement, in July 2002 we filed a Declaratory Judgment action against AISL in the United States District Court for the Western District of Kentucky, Louisville Division, alleging that the policy should be interpreted under Kentucky law, thus affording us coverage for $650,000 that AISL contends is not covered by insurance. We have since sought leave of court to amend our complaint for breach of contract, bad faith insurance practices, as well as unfair claims practices under applicable Kentucky statutes. In addition, we have filed a motion for judgment on the pleadings in regard to its declaration of rights action. In the interim, AISL filed a motion to transfer this action to the District of Kansas, which was granted. We filed a writ of mandamus with the Sixth Circuit Court of Appeals asking that the Western District of Kentucky be required to retain jurisdiction, which was denied. AISL filed a motion for summary judgment, which was also denied. Our motion to amend our complaint was granted. Based on the advice of counsel, we believe any damages resulting from this matter are covered by insurance. We previously established a reserve in our consolidated financial statements for any potential liability that may reasonably result from final adjudication of this matter. Further, we believe that recovery of the settlement is probable and, therefore we do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

In July 2002, Lexington Insurance Company (Lexington) filed a Complaint for Declaratory Action against one of our subsidiaries, EduCare Community Living Corporation—Gulf Coast, in the U.S. District Court for the Southern District of Texas, Houston Division. In the Complaint, Lexington sought a declaration of what insurance coverage was available in the case styled William Thurber and Kathy Thurber, et al v. EduCare Community Living Corporation—Gulf Coast (EduCare), which was filed in the 23rd Judicial District Court of Brazoria County, Texas. After the filing, we entered into an agreement with Lexington whereby any settlement reached in Thurber would not be dispositive of whether the claims were covered by insurance. Lexington and EduCare thereafter contributed $1 million and $1.5 million, respectively, and settled the Thurber lawsuit. In the declaratory judgment action, Lexington contends that the $1 million previously paid satisfies all coverage obligations. Both EduCare and Lexington filed motions for summary judgment and the Court on January 10, 2005, entered a judgment in favor of Lexington. EduCare has appealed the judgment and Lexington has filed a cross-appeal for the denial of their attorney fees in the amount of $127,000. After consulting with outside counsel, we expect $1 million of our contribution to the settlement to be reimbursed by Lexington under the primary policy. We previously established a reserve of $0.5 million in the consolidated financial statements for any potential liability that may reasonably result from final adjudication of this matter. Further, we believe that recovery of the net $1 million of the settlement is probable and, therefore, based on the advice of counsel, we do not believe that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

In August 1998, with the approval of the State of Indiana, we relocated approximately 100 individuals from three of our larger facilities to community-based settings. In June 1999, in a lawsuit styled Omega Healthcare Investors, Inc. v. Res-Care Health Services, Inc., the lessor of these facilities filed suit against us in U.S. District Court, Southern District of Indiana, alleging in connection therewith breach of contract, conversion and fraudulent concealment. In January 2001, January 2002 and July 2002, Omega filed amended complaints alleging wrongful conduct in the appraisal process for the 1999 purchase of three other facilities located in Indiana, for conversion of the Medicaid certifications of the 1998 Indiana facilities and a facility in Kentucky that downsized in 1999, and for breach of contract in allowing the Kentucky facility to be closed. The parties had filed various motions for partial summary judgment. The Court denied Omega’s motion seeking summary judgment on breach of contract on the termination of the three Indiana facility leases in 1998, the Kentucky lease termination and the 1999 purchase of three facilities in Indiana. In addition, the Court has granted ResCare’s motion on the “unjust enrichment” and “conversion” of the Medicaid certifications, as well as the lease termination of the Kentucky facility and the alleged wrongful conduct in the appraisal process. The case previously set for trial in October 2004 has been rescheduled for October 2005. On the advice of counsel, we believe that the amount of damages being sought by the plaintiffs is now approximately $3.7 million. We established a reserve in our consolidated financial statements for any potential liability that may reasonably result from final adjudication of this matter. Further, we believe that this lawsuit is without merit and will defend it vigorously. We do not believe it is probable that the ultimate resolution of this matter will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

In addition, we are a party to various other legal and/or administrative proceedings arising out of the operation of our facilities and programs and arising in the ordinary course of business. We believe that, generally, these claims are without merit. Further, many of such claims may be covered by insurance. We do not believe the results of these proceedings or claims, individually or in the aggregate, will have a material adverse effect on our consolidated financial condition, results of operations or liquidity.